UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2018

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

OHIO	1-2299	34-0117420
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer
Incorporation or Organization)	Number)	Identification No.)

One Applied Plaza, Cleveland, Ohio 44115
(Address of Principal Executive Officers) (Zip Code)

Registrant's Telephone Number, Including Area Code: (216) 426-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01.	Entry into a Material Definitive Agreement.
On August 31, 2018, Applied Industrial Technologies, Inc. (the “Company”) entered into a Receivables Financing Agreement by and among the Company, as initial servicer, AIT Receivables LLC (“AIT Receivables”), a newly‑formed and wholly‑owned special purpose subsidiary, as borrower, PNC Bank, National Association (“PNC”), as administrative agent, and additional persons from time to time party thereto, as lenders (the “RFA”).
In addition, on that same date, AIT Receivables entered into a Purchase and Sale Agreement (the “PSA,” and, together with the RFA, the “Agreements”) with each of (a) the Company and each of Applied Industrial Technologies -- CA LLC, Applied Industrial Technologies -- PA LLC, and Applied Industrial Technologies - Dixie, Inc. (each of which is a wholly-owned subsidiary of the Company), as originators of receivables (collectively, the “Originators”), and (b) the Company, as servicer of the receivables for the Originators.
Together, the Agreements establish the primary terms and conditions of an accounts receivable securitization program (the “Securitization”).
Pursuant to the Securitization, the Originators will transfer and sell current and future trade receivables to AIT Receivables, and AIT Receivables will, in turn, borrow money from PNC, secured by liens on the receivables and other assets of AIT Receivables. The maximum amount potentially available to borrow, based on eligibility of the receivables, is US$175 million. The Company, as servicer, is independently liable for its own customary representations, warranties, covenants and indemnities. In addition, the Company has guaranteed the performance of the obligations of the other Originators and will guarantee the obligations of any additional originators or successor servicer that may become party to the Securitization. AIT Receivables’ assets and credit are not available to satisfy the debts and obligations owed to the creditors of the Company or its other subsidiaries. The Company will include AIT Receivables’ assets, liabilities and results of operations in its consolidated financial statements. In connection with these transactions, AIT Receivables paid structuring fees to PNC Capital Markets, LLC and will pay other customary fees to the lenders.
Amounts outstanding under the RFA accrue interest based on the applicable lender’s weighted average commercial paper rate for loans funded by a conduit lender, and otherwise at LIBOR Market Index Rate or Adjusted LIBOR, as selected by AIT Receivables. The Agreements include customary fees, conditions, representations and warranties, indemnification provisions, covenants and events of default. Receivables under the Securitization are subject to certain criteria, limits and reserves. Subject in some cases to cure periods, amounts outstanding under the RFA may be accelerated for typical defaults including, but not limited to, the failure to make when due payments or deposits, borrowing base deficiencies, the failure to observe or perform any covenant, the failure to pay a material judgment, inaccuracy of representations and warranties, certain bankruptcy or ERISA events, a change of control, the occurrence of a termination event under the PSA, certain defaults or acceleration under material debt, the invalidity of security interests or unenforceable transaction documents, or if the consolidated leverage ratio of the Company exceeds limits identical to those in its senior unsecured bank credit facility.
The Securitization terminates on August 31, 2021, unless terminated earlier pursuant to its terms.
The foregoing description of the Securitization is qualified in its entirety by reference to the full text of each of the RFA and PSA, copies of which are respectively attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1
Receivables Financing Agreement dated as of August 31, 2018 among AIT Receivables LLC, as borrower, PNC Bank, National Association, as administrative agent, Applied Industrial Technologies, Inc., as initial servicer, PNC Capital Markets LLC, as structuring agent and the additional persons from time to time party thereto, as lenders.

10.2
Purchase and Sale Agreement dated as of August 31, 2018 among various entities listed on Schedule I thereto (including Applied Industrial Technologies, Inc.), as originators, Applied Industrial Technologies, Inc., as servicer, and AIT Receivables LLC, as buyer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

APPLIED INDUSTRIAL TECHNOLOGIES, INC.
(Registrant)

By: /s/ Fred D. Bauer
Fred D. Bauer, Vice President-General Counsel & Secretary
Date: September 6, 2018